EXHIBIT 99.4

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Worldwide Strategies Incorporated
(Unaudited)

Index

Pro Forma Condensed Consolidated Balance Sheet	F-1
Pro Forma Condensed Consolidated Statements of Operations	F-2
Notes to the Pro Forma condensed Consolidated Financial Statements	F-3

Worldwide Strategies Incorporated
Pro Forma Condensed Consolidated Balance Sheet
As of April 30, 2007
(Unaudited)

	Worldwide			Pro-Forma
	Strategies	Centric Rx,	Pro-Forma	Consolidated
Assets	Incorporated	Inc.	Adjustments	Balance Sheet
		(Note 3)	(Note 3)
Current Assets:
Cash	$26,241	$57	$-	$26,298
Prepaid expenses	4,772	-	-	4,772
Total current assets	31,013	57	-	31,070

Office equipment, and software	12,380	120,833	-	133,213
Deposits	1,405	-	-	1,405
Goodwill (Note 3)	-	-	291,610	291,610

Total assets	$44,798	$120,890	$291,610	$457,298

Liabilities and Shareholders’ Equity (Deficit)

Current Liabilities:
Accounts and notes payable:
Accounts payable	$15,091	$-	$-	$15,091
Accounts payable, related parties	-	75,000	-	75,000
Notes payable	162,855	-	-	162,855
Notes payable, related parties	194,477	-	-	194,477
Accrued liabilities	4,413	-	-	4,413
Accrued liabilities, related parties	411	-	-	411
Total current liabilities	377,247	75,000	-	452,247

Total liabilities	377,247	75,000	-	452,247

Shareholders’ equity (deficit):
Preferred stock, $.001 par value
Common stock, $.001 par value (Notes 2 and 3)	5,907	800	(800)	8,157
			2,250

Additional paid-in capital (Note 3)	4,342,418	180,083	(180,083)	4,677,668
			335,250

Deficit accumulated during development stage	(4,680,774)	(134,993)	134,993	(4,680,774)
Total shareholders’ equity (deficit)	(332,449)	45,890	291,610	5,051

Total current liabilities and shareholders' equity (deficit)	$44,798	$120,890	$291,610	$457,298

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements

Worldwide Strategies Incorporated
Pro Forma Condensed Consolidated Statement of Operations
Nine Months Ended April 30, 2007
(Unaudited)

	Worldwide	Centric Rx,
	Strategies	Inc.	Pro-Forma	Pro-Forma
	Incorporated	June 30, 2007	Adjustments	Consolidated

Sales	$-	$-	$-	$-
Cost of sales	-	-	-	-

	-	-	-	-

Operating expenses:
Salaries, benefits and payroll taxes	73,316	-	-	73,316
Share-based compensation	334,400	-	-	334,400
Professional and consulting fees	98,180	-	-	98,180
Travel	44,724	-	-	44,724
Contract labor	10,000	-	-	10,000
Insurance	44,238	-	-	44,238
Depreciation	5,346	37,500	-	42,846
Loss on failed acquisition	31,016	-	-	31,016
Other general and administrative expenses	35,385	1,558	-	39,943
Total operating expenses	676,605	39,058	-	715,663

Loss from operations	(676,605)	(39,058)	-	(715,663)

Other expense:
Interest expense	(21,852)	-	-	(21,852)
Total other expenses	(21,852)	-	-	(21,852)

Loss before income taxes	(698,457)	(39,058)	-	(737,515)

Income tax provision	-	-	-	-

Net loss	$(698,457)	$(39,058)	$-	$(737,515)

Basic and diluted loss per share	(0.1183)			(0.0914)

Basic and diluted weighted average
common shares outstanding	5,906,500			8,065,081

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements

Worldwide Strategies Incorporated
Notes to the Pro-Forma Condensed Consolidated Financial Statements
(unaudited)

1.         Basis of Presentation

The unaudited pro forma condensed consolidated balance sheet as of April 30, 2007 and the unaudited pro forma condensed consolidated statement of operations for the nine-month period ended April 30, 2007 of Worldwide Strategies Incorporated (the “Company”) are based on the Company’s unaudited financial statements as of April 30, 2007 and Centric Rx, Inc.’s (“Centric”) unaudited financial statements for the nine months ended June 30, 2007.

The unaudited pro forma consolidated financial statements should be read in conjunction with (i) the Company’s audited financial statements and the notes thereto for the year ended July 31, 2006 as included in the Company’s Annual Report on Form 10-KSB, and (2) Centric’s audited financial statements for the years ended December 31, 2006 and 2005, and for the period ended June 30, 2007.

The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition of Centric as if it had occurred on April 30, 2007.  The pro forma condensed consolidated statement of operations is presented for the nine-month period ended April 30, 2007.  These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the Company’s financial position or results of operations, which would have resulted if the combination and related transactions had actually occurred on those dates.

2.         Reverse Stock Split

Effective July 31, 2007, the Company filed a Certificate of Change Pursuant to NRS 78.209, which decreased the number of its authorized shares of common stock from 100,000,000 to 33,333,333.  The effect of this reverse stock split has been retroactively applied to reduce the Company’s issued and outstanding common shares from 17,719,086 to 5,906,500 as of April 30, 2007.  An adjustment equal to $11,813 was made to the Company’s April 30, 2007 balances of Common Stock and Additional Paid-in Capital to give effect to the change in par value of shares outstanding.

3.	Acquisition of Centric Rx, Inc.

The Company entered into a Share Exchange Agreement dated July 31, 2007 with Centric, whereby the Company would acquire 100% of the issued and outstanding share capital of Centric (the “Acquisition”).  The Acquisition closed on July 31, 2007, and is accounted for using the purchase method.  Pursuant to the Acquisition, the Company acquired Centric as a wholly-owned subsidiary in exchange for 2,250,000 post-reverse-split shares of the Company’s common stock.  The shares were valued at $0.15 each based upon the weighted average market price per share of the Company’s common stock on the closing date for a total purchase price of $337,500.

The pro-forma condensed consolidated financial statements give effect to the Acquisition as if it occurred April 30, 2007.  The purchase price was allocated to the following assets and liabilities:

Cash	$57
Software (net of $120,167 depreciation)	120,833
Accounts payable – related party	(75,000)
Goodwill	291,610
337,500
Paid by issuance of 2,250,000 post-reverse-split shares of the Company’s common stock valued at market value on transaction date	$337,500

An adjustment was made to eliminate Centric’s equity, reducing the balance of Common Stock, Additional Paid-in Capital, and Deficit Accumulated during to the Development Stage by $800, $180,083, and $134,993, respectively.  Further, an adjustment was made to account for the 2,250,000 shares of common stock issued pursuant to the Acquisition by increasing the balances of Common Stock and Additional Paid-in Capital by $2,250 and $335,250, respectively.  The offset to these adjustments is the recording of Goodwill in the amount of $291,610.

4.          Centric Rx Inc. Common Shares Returned to Treasury

On February 1, 2007, 2,000,000 common shares of Centric Rx Inc. were returned to treasury in exchange for cash of $200, which reduced additional paid in capital.  The condensed pro-forma financial statements give effect to this transaction as if it had occurred August 1, 2006.